Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	April 8, 2022
Contact:	Paul W. Nester
President and CEO
Telephone:	(540) 777-3837

RGC RESOURCES, INC. APPOINTS ROBERT JOHNSTON

TO BOARD OF DIRECTORS

ROANOKE, Va. (April 8, 2022)—Robert Johnston was appointed to the Board of Directors of RGC Resources, Inc. (NASDAQ: RGCO) at a board meeting held on April 7, 2022. He will serve as a Class B Director.

“We are very pleased to have Rob join our Board. His extensive public company and utility experiences will be valuable to our shareholders, Board and company”, said Paul Nester, President and CEO of RGC Resources.

Mr. Johnston serves as the Chief Strategy Officer for The InterTech Group, Inc. (TIG). In this capacity, he is responsible for merger and acquisition activities, investments and communications as well as oversight of a number of TIG operating companies. Mr. Johnston previously served as the President and Chief Executive Officer as well as Vice Chairman of Hudson Bay Company.

RGC Resources, Inc. provides energy and related products and services to approximately 62,600 customers in Virginia through its operating subsidiaries including Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

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